Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

PolyOne Announces Strong Fourth Quarter and Full Year 2013 Results

Fourth Quarter Results

•	Organic growth across all platforms, plus the addition of Spartech, drove a 42% year-over-year increase in revenue
•	GAAP earnings per share improved to $0.25 versus $0.03 in the prior year quarter
•	Adjusted earnings per share increased 44% to $0.26 over the prior year quarter, 17th consecutive quarter of double-digit adjusted earnings per share growth
•	Further enhanced balance sheet with $651 million in liquidity

Full Year Results

•	Revenue increased 32% versus 2012 driven by solid second half top-line organic growth and the acquisitions of Spartech and Glasforms
•	GAAP earnings per share of $2.53 significantly exceeded $0.80 in prior year
•	Adjusted earnings per share grew 31% to $1.31 up from $1.00 in 2012
•	Specialty portfolio transformation accelerated with the acquisition of Spartech and the divestiture of non-core resin assets

CLEVELAND – January 28, 2014 – PolyOne Corporation (NYSE: POL) today reported $924 million in revenue for the fourth quarter of 2013, a 42% increase compared to $651 million in the fourth quarter of 2012.

GAAP earnings per share totaled $0.25 in the fourth quarter of 2013, versus $0.03 reported in the fourth quarter of 2012. Special items for the quarter resulted in a net after-tax charge of $4.9 million, or $0.05 per share (see attachment 3). Adjusted earnings per share increased 44% to $0.26 for the fourth quarter of 2013, from $0.18 in the fourth quarter of 2012.

Full year revenue in 2013 was $3.8 billion, 32% higher than 2012, primarily driven by the acquisitions of Spartech and Glasforms. GAAP earnings per share were $2.53 for the full year, which included the gain on the sale of the non-core resin assets in May 2013. Adjusted earnings per share for 2013 expanded 31% to $1.31.

“I am extremely pleased with our fourth quarter performance, which brings to a close another record year for PolyOne,” said Stephen D. Newlin, Chairman, President and Chief Executive Officer. “Due to our unwavering focus on executing our four pillar strategy, we have now delivered 17 quarters of consecutive double-digit adjusted earnings per share growth, with a compounded annual growth rate of 24%, a distinguished performance that all of our associates are justifiably proud of.”

Mr. Newlin added, “Since our specialty transformation began, we have worked tirelessly to overhaul our culture and portfolio of businesses to better serve our customers with new and unique specialty solutions. This year was no exception, as we divested our last remaining base resin assets and reinvested the proceeds in our Specialty Platform with the acquisition of Spartech. These ambitious moves allowed us to strengthen the broadest portfolio of specialty offerings in the industry and further improve an underlying mix of earnings that has never been stronger.”

Commenting on the Spartech acquisition, Robert M. Patterson, Executive Vice President and Chief Operating Officer said, “We’re very pleased with the speed at which we have been able to capture initial synergies and deliver operating income growth beyond our preliminary expectations. Spartech added $0.12 to our adjusted earnings per share this year, driven primarily by a reduction in duplicate public company costs, better utilization of manufacturing assets and mix improvement.”

Mr. Patterson added, “In many ways, the expansion of Spartech’s profitability is a replay of how we improved PolyOne in our transformation, only faster. We have clearly demonstrated our ability to implement and execute proven best practices in previously underperforming businesses.”

Executive Vice President and Chief Financial Officer, Bradley C. Richardson said, “Having joined PolyOne in November, I am excited to be part of an organization whose focus is on improving profitability, growing the business, and becoming the leader in material science formulation. PolyOne’s track record of success is very impressive, yet I believe we are still in the early stages of a multi-year transformation.”

Mr. Richardson continued, “Our core business has never been stronger, and that underlying stability has allowed us to strengthen our balance sheet and financial position while also returning cash to shareholders. During the quarter, we repurchased approximately 1.2 million shares, bringing our 2013 share buyback total to 5 million shares. We are now 50% toward our goal of repurchasing the 10 million shares issued in conjunction with the acquisition of Spartech, while maintaining strong liquidity of $651 million.”

Outlook

Commenting on the Company’s 2014 outlook, Mr. Newlin said, “We finished 2013 very strong, building on our momentum throughout the year, and we are in an excellent position for another record year in 2014 with strong double-digit adjusted earnings per share growth. We anticipate our specialty platform will lead the way with new product introductions, growth from emerging markets and further accretion from the legacy Spartech businesses. We reaffirm our expectation to deliver $2.50 in adjusted earnings per share in 2015.”

About PolyOne

PolyOne Corporation, with 2013 revenues of $3.8 billion, is a premier provider of specialized polymer materials, services and solutions. The company is dedicated to serving customers in diverse industries around the globe, by creating value through collaboration, innovation and an unwavering commitment to excellence. Guided by its Core Values, Sustainability Promise and No Surprises Pledge(SM), PolyOne is committed to its customers, employees, communities and shareholders through ethical, sustainable and fiscally responsible principles. For more information, visit www.polyone.com.

# # #

To access PolyOne’s news library online, please visit www.polyone.com/news

Investor Relations Contact:

Isaac D. DeLuca

Vice President, Investor Relations

PolyOne Corporation

+1 440-930-1226

isaac.deluca@polyone.com

Media Contact:

Kyle Rose

Director, Corporate Communications

PolyOne Corporation

+1 440-930-3162

kyle.rose@polyone.com

Forward-looking Statements

In this press release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. They use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial condition, performance and/or sales. Factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: the final amount of charges resulting from the planned North American asset realignment and the Company’s ability to realize anticipated savings and operational benefits from the asset realignment; our ability to achieve the strategic and other objectives relating to the acquisition of Spartech Corporation, including any expected synergies; our ability to successfully integrate Spartech and achieve the expected results of the acquisition, including, without limitation, the acquisition being accretive; disruptions, uncertainty or volatility in the credit markets that could adversely impact the availability of credit already arranged and the availability and cost of credit in the future; the financial condition of our customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the speed and extent of an economic recovery, including the recovery of the housing market; our ability to achieve new business gains; the effect on foreign operations of currency fluctuations, tariffs and other political, economic and regulatory risks; changes in polymer consumption growth rates where we conduct business; changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online; fluctuations in raw material prices, quality and supply and in energy prices and supply; production outages or material costs associated with scheduled or unscheduled maintenance programs; unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters; an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to working capital reductions, cost reductions and employee productivity goals; an inability to raise or sustain prices for products or services; an inability to maintain appropriate relations with unions and employees; the inability to achieve expected results from our acquisition activities; our ability to continue to pay cash dividends; the amount and timing of repurchases of our common shares, if any; and other factors affecting our business beyond our control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation. The above list of factors is not exhaustive.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K that we provide to the Securities and Exchange Commission.

Attachment 1

Summary of Consolidated Statements of Income (Unaudited)

(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Sales	$923.6	$651.0	$3,771.2	$2,860.8
Operating income	48.7	13.3	231.5	137.5
Net income from continuing operations attributable to PolyOne shareholders	21.0	0.2	94.0	53.3
Basic earnings per share from continuing operations attributable to PolyOne shareholders	$0.22	$—	$0.98	$0.60
Diluted earnings per share from continuing operations attributable to PolyOne shareholders	$0.22	$—	$0.97	$0.59

Senior management uses comparisons of adjusted net income from continuing operations attributable to PolyOne shareholders and diluted earnings per share (EPS) from continuing operations attributable to PolyOne shareholders excluding special items to assess performance and facilitate comparability of results. Below is a reconciliation of these non-GAAP financial measures to their most directly comparable measures calculated and presented in accordance with U.S. GAAP (GAAP).

	Three Months Ended December 31, 2013		Three Months Ended December 31, 2012
Reconciliation to Consolidated Statements of Income	$	EPS	$	EPS
Net income from continuing operations attributable to PolyOne shareholders	$21.0	$0.22	$0.2	$—
Special items, after tax (Attachment 3)	4.9	0.05	16.3	0.18
Tax adjustments (a)	(0.3)	(0.01)	(0.6)	—

Adjusted net income / EPS	$25.6	$0.26	$15.9	$0.18

	Year Ended December 31, 2013		Year Ended December 31, 2012
Reconciliation to Consolidated Statements of Income	$	EPS	$	EPS
Net income from continuing operations attributable to PolyOne shareholders	$94.0	$0.97	$53.3	$0.59
Special items, after tax (Attachment 3)	30.4	0.32	35.7	0.40
Tax adjustments (a)	2.2	0.02	0.5	0.01

Adjusted net income / EPS	$126.6	$1.31	$89.5	$1.00

(a)	Tax adjustments include the net tax expense (benefit) from one-time income tax items and deferred income tax valuation allowance adjustments.

Attachment 2

PolyOne Corporation

Consolidated Statements of Income

(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Sales	$923.6	$651.0	$3,771.2	$2,860.8
Cost of sales	808.7	531.3	3,109.0	2,329.7

Gross margin	114.9	119.7	662.2	531.1
Selling and administrative expense	93.0	129.4	457.6	417.0
Income related to previously owned equity affiliates	26.8	23.0	26.9	23.4

Operating income	48.7	13.3	231.5	137.5
Interest expense, net	(15.3)	(13.7)	(63.5)	(50.8)
Debt extinguishment costs	—	—	(15.8)	—
Other income (expense), net	0.2	(0.7)	(1.2)	(3.4)

Income (loss) from continuing operations before income taxes	33.6	(1.1)	151.0	83.3
Income tax (expense) benefit	(13.0)	1.2	(58.1)	(30.1)

Net income from continuing operations	20.6	0.1	92.9	53.2
Income from discontinued operations, net of income taxes	3.6	2.9	149.8	18.6

Net income	$24.2	$3.0	$242.7	$71.8
Net loss attributable to noncontrolling interests	0.4	0.1	1.1	0.1

Net income attributable to PolyOne common shareholders	$24.6	$3.1	$243.8	$71.9

Earnings per common share attributable to PolyOne common shareholders – Basic:
Continuing operations	$0.22	$—	$0.98	$0.60
Discontinued operations	0.04	0.03	1.57	0.21

Total	$0.26	$0.03	$2.55	$0.81

Earnings per common share attributable to PolyOne common shareholders – Diluted:

Continuing operations	$0.22	$—	$0.97	$0.59
Discontinued operations	0.03	0.03	1.56	0.21

Total	$0.25	$0.03	$2.53	$0.80

Cash dividends declared per share of common stock	$0.08	$0.05	$0.26	$0.20

Weighted-average shares used to compute earnings per share attributable to PolyOne common shareholders:
Basic	95.7	89.2	95.5	89.1
Diluted	97.2	90.5	96.5	89.8

Attachment 3

PolyOne Corporation

Summary of Special Items (Unaudited)

(In millions, except per share data)

Special items (1):	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Cost of sales:
Employee separation and plant phase-out costs	$(11.3)	$—	$(16.1)	$(0.4)
Reimbursement of previously incurred environmental costs	3.4	—	23.5	—
Environmental remediation costs	(52.6)	(3.1)	(61.2)	(12.8)
Acquisition related costs	—	—	(7.6)	(5.4)
Pension and other post-retirement mark-to-market adjustment	1.6	(1.3)	1.6	(1.3)

Impact on cost of sales	(58.9)	(4.4)	(59.8)	(19.9)

Selling and administrative expense:
Employee separation and plant phase-out costs	(17.3)	(1.0)	(38.2)	(11.1)
Legal related (costs) gains	(0.6)	0.3	5.2	(0.6)
Unrealized gain (loss) on foreign currency option contracts	0.2	(0.5)	1.1	(1.1)
Acquisition/divestiture related costs	(0.4)	(2.0)	(7.6)	(3.9)
Pension and other post-retirement mark-to-market adjustment	42.4	(40.7)	42.4	(40.7)

Impact on selling and administrative expense	24.3	(43.9)	2.9	(57.4)

Gain on sale of investment in equity affiliates	26.8	23.0	26.9	23.4

Impact on operating income	(7.8)	(25.3)	(30.0)	(53.9)

Debt extinguishment costs	—	—	(15.8)	—
Bridge loan commitment fees – interest expense	—	(1.3)	(1.9)	(1.3)
Other income, net	—	0.1	1.4	0.1

Impact on income from continuing operations before income taxes	(7.8)	(26.5)	(46.3)	(55.1)
Income tax benefit on special items	2.9	10.2	15.9	19.4

Impact of special items on net income attributable to PolyOne Shareholders	$(4.9)	$(16.3)	$(30.4)	$(35.7)

Basic earnings per common share impact	$(0.05)	$(0.18)	$(0.32)	$(0.40)
Diluted earnings per common share impact	$(0.05)	$(0.18)	$(0.32)	$(0.40)

Weighted average shares used to compute earnings per share:
Basic	95.7	89.2	95.5	89.1
Diluted	97.2	90.5	96.5	89.8

(1)	Special items are a non-GAAP financial measure. Special items include charges related to specific strategic initiatives or financial restructurings such as: consolidation of operations; debt extinguishment costs; employee separation costs resulting from personnel reduction programs, plant phase-out costs, executive separation agreements; asset impairments; mark-to-market adjustments associated with actuarial gains and losses on pension and other postretirement benefit plans; environmental remediation costs, fines, penalties, remediation costs and related insurance recoveries related to facilities no longer owned or closed in prior years; gains and losses on the divestiture of operating businesses, joint ventures and equity investments; gains and losses on facility or property sales or disposals; results of litigation, fines or penalties, where such litigation (or action relating to the fines or penalties) arose prior to the commencement of the performance period; unrealized gains and losses from foreign currency option contracts; one-time, non-recurring items; and the effect of changes in accounting principles or other such laws or provisions affecting reported results.

Attachment 4

PolyOne Corporation

Condensed Consolidated Balance Sheets

(In millions)

	Year Ended
	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$365.2	$210.0
Accounts receivable, net	428.0	313.9
Inventories, net	342.5	244.4
Assets held-for-sale	—	39.3
Other current assets	105.7	81.1

Total current assets	1,241.4	888.7
Property, net	646.2	385.8
Goodwill	557.2	405.5
Intangible assets, net	365.8	340.0
Other non-current assets	118.4	108.0

Total assets	$2,929.0	$2,128.0

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term and current portion of long-term debt	$12.7	$3.8
Accounts payable	386.9	296.1
Liabilities held-for-sale	—	18.0
Accrued expenses and other liabilities	203.0	141.9

Total current liabilities	602.6	459.8
Non-current liabilities:
Long-term debt	976.2	703.1
Post-retirement benefits other than pensions	14.7	17.0
Pension benefits	62.6	182.8
Deferred income taxes	121.8	31.8
Other non-current liabilities	172.6	102.1

Total non-current liabilities	1,347.9	1,036.8
Shareholders’ equity:
PolyOne shareholders’ equity	976.8	629.1
Noncontrolling interests	1.7	2.3

Total equity	978.5	631.4

Total liabilities and shareholders’ equity	$2,929.0	$2,128.0

Attachment 5

PolyOne Corporation

Condensed Consolidated Statements of Cash Flows

(In millions)

	Year Ended
	December 31,
	2013	2012
Operating Activities
Net income	$242.7	$71.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	109.8	69.8
Debt extinguishment costs	15.8	—
Provision for doubtful accounts	0.2	0.3
Stock based compensation expense	16.5	10.4
Gain on sale of business	(223.7)	—
Income related to previously owned equity affiliates	(26.9)	(23.4)
Change in assets and liabilities, net of the effect of acquisitions and divestiture:
Decrease in accounts receivable	26.9	1.2
Decrease (increase) in inventories	20.4	(3.0)
(Decrease) increase in accounts payable	(16.6)	16.8
Decrease in pensions and other post-retirement benefits	(124.5)	(41.7)
Increase in accrued expenses and other	68.4	4.7

Net cash provided by operating activities	109.0	106.9

Investing Activities
Capital expenditures	(76.4)	(57.4)
Business acquisitions, net of cash acquired	(259.4)	(33.8)
Proceeds from sale of businesses and other assets	275.7	18.9

Net cash used by investing activities	(60.1)	(72.3)

Financing Activities
Repayment of long-term debt	(343.3)	(3.0)
Premium on early extinguishment of long-term debt	(4.6)	—
Proceeds from long-term debt	600.0	—
Debt financing costs	(13.0)	—
Borrowing under credit facilities	129.0	0.8
Repayments under credit facilities	(117.5)	—
Purchase of common shares for treasury	(131.6)	(15.9)
Exercise of stock awards	7.3	15.1
Cash dividends paid	(21.5)	(16.9)
Proceeds from noncontrolling interests	—	2.4

Net cash provided (used) by financing activities	104.8	(17.5)

Effect of exchange rate changes on cash	1.5	1.0

Increase in cash and cash equivalents	155.2	18.1
Cash and cash equivalents at beginning of year	210.0	191.9

Cash and cash equivalents at end of year	$365.2	$210.0

Attachment 6

Business Segment and Platform Operations (Unaudited)

(In millions)

Operating income at the segment level does not include: special items as defined on Attachment 3; corporate general and administration costs that are not allocated to segments; intersegment sales and profit eliminations; share-based compensation costs; and certain other items that are not included in the measure of segment profit and loss that is reported to and reviewed by chief operating decision makers. These costs are included in Corporate and eliminations.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Sales:
Global Specialty Engineered Materials	$146.2	$126.1	$615.5	$543.6
Global Color, Additives and Inks	198.6	173.2	852.3	778.2
Designed Structures and Solutions	169.2	—	597.4	—

Specialty Platform	514.0	299.3	2,065.2	1,321.8
Performance Products and Solutions	188.9	138.0	773.2	630.3
PolyOne Distribution	257.1	242.3	1,075.2	1,030.3
Corporate and eliminations	(36.4)	(28.6)	(142.4)	(121.6)

Sales	$923.6	$651.0	$3,771.2	$2,860.8

Gross margin:
Global Specialty Engineered Materials	$35.8	$30.1	$153.2	$129.8
Global Color, Additives and Inks	63.1	52.9	277.8	236.5
Designed Structures and Solutions	26.3	—	83.9	—

Specialty Platform	125.2	83.0	514.9	366.3
Performance Products and Solutions	23.5	16.6	102.0	77.9
PolyOne Distribution	24.7	26.3	108.6	112.0
Corporate and eliminations	(58.5)	(6.2)	(63.3)	(25.1)

Gross margin	$114.9	$119.7	$662.2	$531.1

Selling and administrative expense:
Global Specialty Engineered Materials	$(24.0)	$(20.8)	$(96.0)	$(82.8)
Global Color, Additives and Inks	(43.1)	(40.2)	(173.8)	(161.2)
Designed Structures and Solutions	(14.3)	—	(50.5)	—

Specialty Platform	(81.4)	(61.0)	(320.3)	(244.0)
Performance Products and Solutions	(11.5)	(9.4)	(46.0)	(39.1)
PolyOne Distribution	(11.1)	(10.1)	(45.3)	(46.0)
Corporate and eliminations	11.0	(48.9)	(46.0)	(87.9)

Selling and administrative expense	$(93.0)	$(129.4)	$(457.6)	$(417.0)

Operating income:
Global Specialty Engineered Materials	$11.8	$9.3	$57.2	$47.0
Global Color, Additives and Inks	20.0	12.7	104.0	75.3
Designed Structures and Solutions	12.0	—	33.4	—

Specialty Platform	43.8	22.0	194.6	122.3
Performance Products and Solutions	12.0	7.2	56.0	38.8
PolyOne Distribution	13.6	16.2	63.3	66.0
Corporate and eliminations	(20.7)	(32.1)	(82.4)	(89.6)

Operating income	$48.7	$13.3	$231.5	$137.5

Specialty Platform consists of our three specialty segments: Global Specialty Engineered Materials; Global Color, Additives and Inks; and Designed Structures and Solutions. We present Specialty Platform sales, gross margin, selling and administration, and operating income because management believes that this is useful information to investors by highlighting our collective progress in advancing our specialization strategy.

Attachment 7

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In millions, except per share data)

Senior management uses gross margin before special items and operating income before special items to assess performance and allocate resources because senior management believes that these measures are useful in understanding current profitability levels and that current levels may serve as a base for future performance. In addition, operating income before the effect of special items is a component of various PolyOne annual and long-term employee incentive plans and is used in debt covenant computations. Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP. See Attachment 3 for a definition of special items.

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation to Consolidated Statements of Income	2013	2012	2013	2012
Sales	$923.6	$651.0	$3,771.2	$2,860.8
Gross margin before special items	$173.8	$124.1	$722.0	$551.0
Special items in gross margin (Attachment 3)	(58.9)	(4.4)	(59.8)	(19.9)

Gross margin – GAAP	$114.9	$119.7	$662.2	$531.1

Gross margin before special items as a percent of sales	18.8%	19.1%	19.1%	19.3%

Operating income	$56.5	$38.6	$261.5	$191.4
Special items in operating income (Attachment 3)	(7.8)	(25.3)	(30.0)	(53.9)

Operating income – GAAP	$48.7	$13.3	$231.5	$137.5

Operating income before special items as a percent of sales	6.1%	5.9%	6.9%	6.7%

Senior management uses the “Mix Shift Highlights Specialty Transformation” graph to show PolyOne’s progression toward its specialty targets.

Platform operating income mix percentage	2006Y*	2008Y*	2010Y*	2012Y*	2013Y
Global Specialty Engineered Materials	$3.9	$17.6	$49.7	$47.0	$57.2
Global Color, Additives and Inks	8.9	28.1	37.7	66.8	104.0
Designed Structures and Solutions	—	—	—	—	33.4

Specialty Platform	$12.8	$45.7	$87.4	$113.8	$194.6
Performance Products and Solutions	64.2	31.3	54.0	74.9	56.0
Distribution	19.2	28.1	42.0	66.0	63.3
Joint Ventures	102.9	28.6	18.9	—	—
Corporate	34.5	(425.1)	(27.7)	(87.6)	(82.4)

Operating income (loss)	$233.6	$(291.4)	$174.6	$167.1	$231.5
Less: Corporate and special items	(34.5)	425.1	27.7	87.6	82.4

Operating income excluding Corporate and special items	$199.1	$133.7	$202.3	$254.7	$313.9

Specialty platform operating mix percentage	6%	34%	43%	45%	62%

*	Historical results are shown as presented in prior filings and have not been updated to reflect subsequent changes in accounting principal from discontinued operations.

Adjusted EPS	2010Y	2011Y	2012Y	2013Y
Net income from continuing operations attributable to PolyOne common shareholders	$152.5	$153.4	$53.3	$94.0
SunBelt equity earnings, after tax	(14.7)	(3.7)	—	—
Special items, after tax	15.8	(30.5)	35.7	30.4
Tax adjustments	(88.3)	(42.3)	0.5	2.2

Adjusted net income	$65.3	$76.9	$89.5	$126.6

Diluted shares	96.0	94.3	89.8	96.5
Adjusted EPS	$0.68	$0.82	$1.00	$1.31

Senior management uses net debt as a measure of our financial position. Below is a reconciliation of this non-GAAP financial measure to the most directly comparable measure calculated and presented in accordance with GAAP.

	Year Ended
	December 31,
Reconciliation to Condensed Consolidated Balance Sheets	2013	2012
Short-term and current portion of long-term debt	$12.7	$3.8
Long-term debt	976.2	703.1
Less: Cash and cash equivalents	(365.2)	(210.0)

Net debt	$623.7	$496.9